Exhibit 99.2

CytRx Prices $20.4 Million Public Offering

LOS ANGELES (July 27, 2011) – CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company specializing in oncology, today announced that it has priced an underwritten public offering of 39,200,000 shares of common stock and warrants to purchase up to 39,200,000 shares of common stock at a combined public offering price of $0.52 per share and related warrant for gross proceeds of approximately $20.4 million. The warrants are exercisable at an exercise price of $0.64 per share and will expire, unless exercised on the fifth anniversary of the date of issuance. CytRx has also granted the underwriters a 30-day option to purchase up to an additional 15 percent of shares of common stock and warrants offered in the public offering to cover over-allotments, if any, which would result in additional gross proceeds of approximately $3 million if exercised in full.

The net proceeds of the offering, after deducting the underwriting discount and estimated offering expenses payable by CytRx, will be approximately $19 million. CytRx intends to use the net proceeds of the offering to fund the clinical development of its drug candidates INNO-206, bafetinib and tamibarotene, and for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures and other commercial expenditures. The offering is expected to close on or about [date] 2011, subject to satisfaction of customary closing conditions. Cowen and Company, LLC and Roth Capital Partners, LLC are acting as the underwriters of the offering.

CytRx is offering the shares and warrants described above pursuant to a shelf registration statement on Form S-3, including a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on July 26, 2011 and a final prospectus supplement related to the offering will be filed with the SEC. Electronic copies of the final prospectus supplement, when available, may be obtained by either contacting the underwriters (as set forth below) or by accessing the SEC’s website, www.sec.gov.

Cowen and Company, LLC

c/o Broadridge Financial Services

1155 Long Island Avenue, Edgewood, NY, 11717

Attn: Prospectus Department

Phone: 631-274-2806

Fax: 631-254-7140

Roth Capital Partners, LLC

Attn: Syndicate Department

24 Corporate Plaza

Newport Beach, CA 92660

Phone: (800) 678-9147

Email: Rothecm@roth.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of CytRx Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development oncology company engaged in the development of high-value human therapeutics.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to the offering. Such statements involve risks and uncertainties, including the risk that the conditions to the closing of the offering will not be satisfied. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations

Legend Securities, Inc.

Thomas Wagner

800-385-5790 x152

718-233-2600 x152

twagner@legendsecuritiesinc.com

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